Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT: Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Corporation Completes
Acquisition of GeoLogic Solutions, Inc.
MINNEAPOLIS, February 1, 2008—XATA Corporation (Nasdaq:XATA) today announced that it has completed its acquisition of GeoLogic Solutions, Inc. (“GeoLogic”). Based in Herndon, VA, GeoLogic provides the commercial trucking industry with wireless asset management solutions that reduce operational costs while increasing overall efficiency. Its mobile communications and tracking system, MobileMaxTM, is installed on hundreds of fleets, representing more than 35,000 trucks across North America. GeoLogic is also a Mobile Virtual Network Operator and provides third-party wireless data services through its CrossBridge Solutions platform.
“The acquisition of GeoLogic opens the door to new software subscribers in the for-hire segment of the trucking industry,” said Jay Coughlan, XATA chairman and CEO. “Combined with our expertise in the private fleet segment, this acquisition will provide a platform for significant growth within the over-the-road transportation sector. The combination of our two companies will broaden XATA’s footprint in the market and further leverage GeoLogic’s technology and professional staff.”
The combined companies reported $55.6 million of revenue for the trailing 12-month period ending December 31, 2007. After the acquisition, XATA has approximately 57,000 monthly subscribers using its technology.
About XATA
Based in Minneapolis, Minnesota, XATA Corporation is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. With the introduction of XATANET in 2004, our customers now have access to vehicle data anywhere, anytime, through a fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. XATA was the first company to introduce electronic driver logs and exception-based management reporting. For more information, visit www.xata.com or call 1-800-745-9282.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of XATA Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) costs or difficulties relating to the integration of the XATA and GeoLogic businesses may be greater than expected and may adversely affect our results of operations and financial condition; (2) the expected benefits of the transaction may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (3) the possibility of continuing operating losses; (4) our ability to adapt to rapid technological change, (5) our dependence on positioning systems and communication networks owned and controlled by others; (6) the receipt and fulfillment of new orders for current products; (7) the timely introduction and market acceptance of new products; (8) the ability to fund future research and development activities; (9) the ability to establish and maintain strategic partner relationships, and (10) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2007, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.xata.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.